EXHIBIT 99



                                 PRESS RELEASE


     HANGER ORTHOPEDIC GROUP, INC. AND J.E. HANGER, INC. OF GEORGIA ENTER
         INTO MERGER AGREEMENT THAT UPON CONSUMMATION WILL CREATE THE
             LARGEST 0&P PRACTICE MANAGEMENT COMPANY IN THE WORLD


     BETHESDA, MARYLAND AND ALPHARETTA, GEORGIA, July 29, 1996 - Hanger Orthopedic Group, Inc. (AMEX symbol: HGR). Hanger Orthopedic Group, Inc. ("Hanger") and J.E. Hanger, Inc. of Georgia ("JEH") today announced that the corporations entered into a merger agreement that upon consummation will create the world's largest O&P practice management company with combined revenues in excess of $110 million. The acquisition of JEH by Hanger calls for a transaction expected to be consummated in the fall of 1996.

     The merger agreement provides for Hanger's acquisition of all of JEH's outstanding shares in exchange for cash in the amount of $44 million and one million Hanger shares of common stock. Based on the current market value of Hanger's shares, the total purchase price would be $49,000,000. The cash payment is subject to adjustment based on certain financial and tax liability matters at the time of the closing. Consummation of the merger is subject to numerous conditions, including the satisfactory completion of due diligence activities and the finalization of financing arrangements by Hanger, as well as approval by JEH's shareholders and other conditions customary in a merger.

     Headquartered in Bethesda, Maryland, Hanger is the only national public company specializing exclusively in practice management for orthotics and prosthetics, providing orthotic and prosthetic services in 81 patient care centers located in 23 states and the District of Columbia. JEH, headquartered in Alpharetta, Georgia, is a private company that provides orthotic and prosthetic services in 93 patient care centers in 15 states. Of JEH's patient care centers, only 6 operate in cities also served by Hanger patient care centers. JEH is the largest distributor of prosthetic and orthotic supplies and components in the country and with the addition of Hanger's O&P Express distribution warehouse, the combined companies will have six strategically placed distribution points throughout the United States. In addition to the combined domestic presence, Hanger has recently been active in the European market creating the platform for a world-wide company. Hanger is also engaged in the manufacture and distribution of components and finished patient care products to the orthotic and prosthetic industry and through its OPNET program, provides orthotic and prosthetic services to over 160 managed care programs.

     Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger stated, "When the proposed merger is consummated, the combined companies will create a synergy that, when coupled with its OPNET independent network, will result in a company that will provide the most comprehensive orthotic and prosthetic services today." H.E. (Ted) Thranhardt, President of JEH stated, "The merger with Hanger was the next step in the evolution of our company assuring the high quality and continuity of care in a changing healthcare environment."

     Both corporations trace their origins to James Edward Hanger, the first amputee of the American Civil War, who was instrumental in the early manufacture of artificial limbs for wounded war veterans.

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